Tuesday, October 27, 2009

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS FOR THE THIRD QUARTER 2009

•	Total assets now exceed $1 billion, representing a 17% increase in total assets since September 2008.

•	Net Interest income increases $1.585 million or 23% from the same quarter in 2008.

•	Net Interest margin (tax equivalent) increased to 3.90% from 3.58% at the end of 2008.

•	Non-performing loans represent 2.06% of total loans and 1.24% of total assets.

CANFIELD, Ohio (October 27, 2009) — Farmers National Banc Corp (OTCBB: FMNB), today reported another profitable quarter with consolidated net income for the quarter ended September 30, 2009 of $1.556 million, or $0.12 per share, compared to $1.657 million, or $0.12 per share in the preceding quarter and $999 thousand, or $0.08 per share earned the same three month period ended September 30, 2008.

For the nine months ending September 30, 2009, net income totaled $4.897 million, a 15.03% increase from the net income of $4.257 million reported for the nine months ended September 30, 2008. Earnings per share improved to $0.37 for the first nine months of 2009 compared to $0.33 earnings per share for the same nine month period in 2008. Annualized return on average equity and average assets for the nine-month period ending September 30, 2009, also improved to 8.27% and .69%, respectively. This compares to 7.68% and .68% for the same period in 2008.

“I am pleased to again report another quarter of solid earnings for the Corporation. Our third quarter performance reflects continued growth in our core loan portfolios and deposits in spite of a clearly very challenging economic environment,” stated Frank L. Paden, President & CEO. “Year-over-year, core commercial and retail lending portfolios increased 15% and total deposits grew 14%. The foundation of our financial position – our talented people, prudent risk management, liquidity and our capital position has served us well in these challenging times and continue to differentiate us from our competition. Significant drivers of the company’s performance this quarter were increases in our net interest income, improvement in our net interest margin, continued loan growth across our strategic lending business lines, improvements in fee income and expense controls. These were partially offset by FDIC deposit insurance expenses and our decision to increase the allowance for loan losses.” Commenting on asset quality, Paden added, “With the growth of our loan portfolio, higher net loan losses and the continued economic stress in the markets, we increased our allowance for loan loss provision balance, while maintaining favorable key asset quality ratios compared to our peers. Our credit team has implemented a proactive process to identify our credit problems and take appropriate steps to assure our loan loss reserve is adequate to cover the exposures in our loan portfolio.”

The Company’s total assets recorded at September 30, 2009 were $1.016 billion, an increase of 16.5% over $872.057 million in total assets recorded at this same time in 2008. On September 30, net loans were $604.842 million compared to $524.457 million in September 2008, representing a 15.3% increase. Total deposits at September 30, 2009 were $743.899 million, a 14.5% increase from $649.857 million recorded at September 30, 2008.

Net Interest Income -— During the third quarter, net interest income, which is the Company’s largest revenue source increased $1.585 million, or 23%, from the same three-month period in 2008. The increase was attributable to higher balances of loans and deposits and an improved net interest margin. Since the end of 2008, the net interest margin, on a fully taxable equivalent basis, increased from 3.58% to 3.90%. During that nine month period, the yields on average earning assets have decreased by 31 basis points, while our cost of interest-bearing liabilities decreased by 76 basis points. Average deposit growth slightly outpaced the average loan growth over during 2009. Excess deposit balances are being positioned in liquid investments to fund future loan growth and to make investment purchases, depending on the movement of interest rates and in accordance with liquidity needs. Management continues to focus on growing core deposits while maintaining a disciplined pricing strategy.

Non-Interest Income -— Non-interest income was $2.609 million in the third quarter of 2009, compared to $2.643 million in the preceding quarter, and compared to $1.595 million in the third quarter of 2008. Last years result’s excludes the $1.217 million (after tax) other-than-temporary impairment charge related to the Fannie Mae Preferred Stock owned by the Corporation. Year-over-year increases are attributable the trust fee income recognized during 2009 from the Corporation’s purchase of Butler Wick Trust Company, now known as Farmers Trust Company that closed on March 31, 2009. Trust fee income amounted to $1.248 million for three month period ending September 30, 2009 compared to the $1.003 million reported during the quarter ending June 30, 2009.

Operating Expenses -— Non-interest expenses totaled $7.675 million for the third quarter of 2009 compared to $7.803 million for the preceding quarter, and $5.269 million in the third quarter of 2008. On a year-to-date basis, operating expenses increased $6.364 million over the same nine month period of 2008. This increase is a combination of the regular and special FDIC insurance premiums assessed in 2009, the recognition of merger-related expenses attributable to the Corporation’s purchase of the trust company and $2.1 million of general operating expenses related to the Trust Company.

Asset Quality -— For the three months ended September 30, 2009, management provided $1.550 million to the allowance for loan losses, an increase of $500 thousand from the preceding quarter and an increase of $1.2 million over the same period the prior year. These increases are attributable to the increase in the ratio of nonperforming loans to total loans, which increased from 1.88% at June 30, 2009 to 2.06% on September 30, 2009. As of September 30, 2009, total non-performing loans were $12.640 million, compared to $11.178 million on June 30, 2009 and $3.088 million at this same time in 2008. This increase in non-performing loans is related to a limited number of commercial real estate and land development relationships. On September 30, 2009, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 57%, compared to 59% in preceding quarter and 176% at September 2008.

Net charge-offs for the quarter ending September 30, 2009 were $980 thousand compared to $245 thousand in the second quarter of 2009 and $404 thousand at for the same period ending September 30, 2008. For the nine months period ending September 30, 2009, net charge-offs total $1.392 million, representing an annualized ratio of 0.33% of net charge-offs to average loans. For this same nine month period in 2008, net charge offs were $586 thousand, representing .12% of average loans annualized.

Based on the evaluation of the adequacy of the allowance for loan losses (ALLL), management believes that the allowance for loan losses at September 30, 2009 was adequate and reflects probable incurred losses in the portfolio. As of September 30, 2009, the ALLL/total loan ratio was 1.18% compared to 1.12% at June 30, 2009 and 1.03% in September 2008. The increase in this particular ratio is attributable to the increase in the amount of loan loss provision expense in 2009. On September 30, 2009, the ALLL balance is $7.210 million, up 29.83% from $5.553 million at year-end December 31, 2008. With the increase in non-performing loans over the past year and the increase in net charge-offs, management felt it was prudent to increase the ALLL provision accordingly. The adequacy of the ALLL is analyzed monthly and adjusted as necessary to absorb probable loan losses. It may be necessary to increase this reserve based on various factors such as growth in the overall loan portfolio and as more weakening in the current economic conditions or should any borrower’s financial strength deteriorate that would impact cash flow and their ability to service the debt.

Equity – Total shareholder equity was $82.259 million as of September 30, 2009, compared to $73.297 million in September 2008. This represents a 12.2% increase. Shareholders received a $0.06 per share cash dividend on September 30, 2009. This reflects a decrease from the $0.12 per share cash dividend that was paid the previous four quarters. The cash dividend reduction fits with the strategic plans for the Corporation that gives us the opportunity to preserve capital and strengthen our balance sheet to support our growth initiatives in the current challenging economic conditions. Book value increased from $5.55 per share in September 2008 to $6.11 per share on September 30, 2009.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiaries
Consolidated Financial Highlights
(Amounts in thousands, except per share data)

Consolidated Statements of Income	For the Three Months Ended		For the Nine Months Ended
	Sept 30, 2009	Sept 30, 2008	Sept 30, 2009	Sept 30, 2008
Total interest income	$12,649	$11,808	$36,972	$34,353
Total interest expense	4,178	4,922	12,590	15,240

Net interest income	8,471	6,886	24,382	19,113
Provision for loan losses	1,550	350	3,050	560
Other income	2,609	(249)	6,370	1,790
Other expense	7,675	5,269	21,734	15,370

Income before income taxes	1,855	1,018	5,968	4,973
Income taxes	299	19	1,071	716

Net income	$1,556	$999	$4,897	$4,257

Basic and diluted earnings per share	$0.12	$0.08	$0.37	$0.33
Cash dividends	805	1,577	3,993	5,226
Cash dividends per share	0.06	0.12	0.30	0.40
Book value per share	6.11	5.55	6.11	5.55

Consolidated Statements of Financial Condition		Sept 30, 2009	Sept 30, 2008
Assets
Cash and cash equivalents		$45,152	$32,529
Securities available for sale		320,781	274,373
Loans		612,052	529,890
Less allowance for loan losses		7,210	5,433

Net Loans		604,842	524,457

Other assets		45,276	40,698

Total Assets		$1,016,051	$872,057

Liabilities and Stockholders’ Equity
Deposits		$743,899	$649,857
Other interest-bearing liabilities		186,272	144,813
Other liabilities		3,621	4,090

Total liabilities		933,792	798,760
Stockholders’ Equity		82,259	73,297

Total Liabilities and Stockholders’ Equity		$1,016,051	$872,057

Period-end shares outstanding		13,463	13,214

Ratios
Return on Average Assets (Annualized)		0.69%	0.68%
Return on Average Equity (Annualized)		8.27	7.68
Efficiency Ratio (Year-to-date on a tax equivalent basis)		67.48	63.20
Capital to Asset Ratio		8.10	8.41
Dividends to Net Income (Year-to-date)		81.54	122.76
Net Loans to Assets		59.53	60.14
Loans to Deposits		82.28	81.54
Allowance for Loan Losses to Total Loans		1.18	1.03
Non-performing Loans to Total Loans		2.06	0.58

Unaudited